Exhibit 99.1

 REDWOOD TRUST CLOSES PREVIOUSLY ANNOUNCED ACQUISITION OF FIVE ARCHES

MILL VALLEY, CA – Wednesday, March 6, 2019 – Redwood Trust, Inc. (NYSE: RWT), a leading innovator in housing credit investing, today announced that it has completed its acquisition of 5 Arches, LLC (“5 Arches”), an originator of business-purpose real estate loans. 5 Arches and its team of approximately 95 employees will operate as a wholly owned subsidiary of Redwood.

5 Arches is a business-purpose real-estate lending platform that has generated over $1.8 billion of originations since 2012. Consideration for the transaction was $50 million, payable in a mix of cash and Redwood common stock and inclusive of the $10 million in cash paid in May 2018 to purchase a 20% minority interest in the company.

As part of its minority stake, Redwood procured an exclusive one-year option to purchase the remaining 80% of the 5 Arches platform. In January 2019, Redwood announced it had exercised this option and intended to close the transaction in the first quarter of 2019.

“We are pleased to have completed the acquisition of 5 Arches. Our measured, incremental approach to this transaction allowed us to add a highly accretive and scalable platform while helping to ensure that the integration is a success for stakeholders of both Redwood and 5 Arches. We welcome the 5 Arches team and look forward to the opportunities that the combination affords,” said Christopher J. Abate, Redwood’s Chief Executive Officer.

News Highlights

•	Accelerates access to a growing pipeline of business-purpose real estate loans

•	Leverages core competencies in housing credit, product development, and structuring

•	Expands opportunities for profitable growth in new markets

•	Expected to be accretive to earnings and book value per share

Additional Resources

•	Related Press Release: Redwood Trust Exercises Option to Acquire Remaining Interest in 5 Arches, January 2019

•	Investor Presentation: Announcement of Option Exercise to Acquire Remaining 80% of 5 Arches, January 2019

•	Related Press Release: Redwood Trust Announces Minority Investment in 5 Arches, April 2018

•	Investor Presentation: Overview of 5 Arches Transaction, April 2018

About Redwood Trust

Redwood Trust, Inc. (NYSE: RWT) is a specialty finance company focused on making credit-sensitive investments in residential mortgages and related assets and engaging in mortgage banking activities. Our goal is to provide attractive returns to shareholders through a stable and growing stream of earnings and dividends, as well as through capital appreciation. Redwood Trust was established in 1994, is internally managed, and structured as a real estate investment trust (“REIT”) for tax purposes. For more information about Redwood, please visit our website at www.redwoodtrust.com.

Forward-Looking Statements:  This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to Redwood's expectation that the acquisition will be accretive to earnings and book value per share. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "anticipate," "estimate," "will," "should," "expect," "believe," "intend," "seek," "plan" and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our Annual Report on Form 10-K for the year ended December 31, 2018 under the caption "Risk Factors." Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission, including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact

Lisa Hartman – SVP, Head of Investor Relations

phone: 866-269-4976

email: investorrelations@redwoodtrust.com